SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT dated May 12, 2017 by and between Greenlight Capital Advisors, LLC ("The Fund") and QuantumSphere, Inc. ("Company").

BACKGROUND:

WHEREAS, there are bona fide outstanding liabilities of the Company in the principal amount of $701,015.78; and

WHEREAS, these liabilities are past due; and

WHEREAS, The Fund acquired such liabilities on the terms and conditions set forth in the annexed Claim Purchase Agreements, subject however to the agreement of the Company and compliance with the provisions hereof; and

WHEREAS, The Fund and the Company desire to resolve, settle, and compromise among other things the liabilities as more particularly set forth on Schedule A annexed hereto (hereinafter collectively referred to as the "Claims").

NOW, THEREFORE, the parties hereto agree

"AGREEMENT" shall have the meaning specified in the preamble hereto

"CLAIM AMOUNT" shall mean $701,015.78

"COMMON STOCK" shall mean the Company's common stock and any shares of any other class of common stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) and assets (upon liquidation of the Company).

"COURT" shall mean a Court located in the state of Florida.

"CLEARING DATE" shall mean the date that the shares are in the brokerage account of the Investor and approved for sale by the compliance department of the brokerage firm holding the shares.

"DISCOUNT" shall mean forty five (45%) percent.

"OTC" shall have the meaning specified in Section 3b.

"DWAC" shall have the meaning specified in Section 3b.

"FAST" shall have the meaning specified in Section 3b.

"MARKET PRICE" on any given date shall mean the lowest intraday trading price during the Valuation Period.

"PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the Over the Counter Bulletin Board, the OTC QB, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

"PURCHASE PRICE" shall mean the MARKET PRICE during the Valuation Period less the DISCOUNT (or such other date on which the Purchase Price is calculated in accordance with the terms and conditions of this Agreement).

"SELLER" shall mean any individual or entity listed on Schedule A, who originally owned the Claims.

"TRADING DAY" shall mean any day during which the Principal Market shall be open for business.

"TRANSFER AGENT" shall mean the transfer agent for the Common Stock. The Company shall not be allowed to change Transfer Agents until the Agreement has been fully satisfied and the Transfer Agent has received direct written verification from The Fund that the Agreement has been fully satisfied. In the event that the Company violates this Agreement by changing Transfer Agents, such change shall constitute a Default under the Agreement.

"VALUATION PERIOD" shall mean the 30 prior trading days from the date the shares are accepted by The Fund's brokerage firm; provided that the Valuation Period shall be extended forward as necessary in the event that (I) the Initial Issuance is delivered in more than one tranche pursuant to Sections 3(a) and 3(e), and/or (2) one or more Additional Issuances are required to be made pursuant to Section 3(d) below, in which case the Valuation Period shall be extended forward to include additional trading days until the full amount of shares due under this Agreement are issued. The Valuation Period shall begin on the first trading day the shares are accepted for trading in the Fund brokerage account, but shall be extended forward to the extent that any subsequent Initial Issuance tranche and/or Additional Issuance is due to be made until such date as such final Issuance tranche and/or Additional Issuance is delivered to The Fund pursuant to Section 3(b)(iii). Any period of suspension of the Valuation Period shall be established by means of a written notice from The Fund to the Company. If within ten business days after the Clearing Date, the Common Stock has a trading price that is lower than that set forth in the Notice of Conversion, the Purchase Price will be reset applying the lowest traded price during that ten day period after the Clearing Date.

2. Fairness Hearing. Upon the execution hereof, Company and The Fund agree, pursuant to Section 3(a)(10) of the Securities Act of 1933 (the "Act") and Florida Statutes (to the extent applicable), to immediately submit the terms and conditions of this Agreement to the Court for a hearing on the fairness of such terms and conditions, and the issuance exempt from registration of the Settlement Shares. This Agreement shall become binding upon the parties only upon entry of an order by the Court substantially in the form annexed hereto as Exhibit A (the "Order").

3. Settlement Shares. Following entry of an Order by the Court in accordance with Paragraph 2 herein, the Company shall issue and deliver to The Fund shares of its Common Stock (the "Settlement Shares") as follows:

a. In settlement of the Claims and pursuant to Exhibit B: Irrevocable Instructions, Company shall initially reserve for 123,875,061 shares and then another 3,100,000,000 shares of Common Stock as soon as possible but not later than July 30, 2017 (the "Initial Reserve"), subject to adjustment and ownership limitations as set forth below. **Any surplus shares of Common Stock under the Initial Reserve not needed to be utilized under this Agreement shall be released from reserves and returned to the Company's treasury**.

b. No later than the first business day following the date that the Court enters the Order, time being of the essence, Company shall: (i) cause its legal counsel to issue an opinion to Company's transfer agent, in form and substance reasonably acceptable to The Fund and such transfer agent, that the shares of Common Stock to be issued, (ii) Company shall sign and have their transfer agent sign the Transfer Agent Letter and Share Structure Confirmation Letter sent to them by The Fund. In the event that Company is delinquent on issuance of shares of stock to The Fund within three (3) Trading Days of a request for issuance of shares pursuant to the court order granting approval of this Settlement Agreement, then the Discount shall be increased by five percent, as well as an additional five percent for each additional delinquency of five (5) Trading Days up to a maximum Discount of ninety percent until all Settlement Shares and Settlement Fee Shares have been received by The Fund and Company has fully complied with all terms and conditions and obligations pursuant to this Settlement Agreement and Stipulation and (iii) apply to increase it's authorized by at least an additional 3,100,000,000.

c. As the Initial Issuance and Additional Issuance (as defined below) are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by The Fund without restriction; (ii) transmit via email, facsimile and overnight delivery an irrevocable and unconditional instruction to Company's stock transfer agent; and (iii) issue the Initial Issuance, as Direct Registration Systems (DRS) shares to The Fund's account with The Depository Trust Company (OTC) or through the Fast Automated Securities Transfer (FAST) Program of DTC's Deposit/Withdrawal Agent Commission (DWAC) system, without any legends or restriction on transfer. The date upon which the first tranche of the Initial Issuance shares has been received into The Fund 's account and are available for sale by The Fund shall be referred to as the "Issuance Date".

d. During the Valuation Period, the Company shall deliver to The Fund, through the Initial Issuance and any required Additional Issuance, that number of shares (the "Final Amount") with an aggregate value equal to (A) (i) the sum of the Claim Amount of $701,015.78 and The Fund's post-closing costs and expenses incurred with the delivery, vetting and trading of shares and any legal fees divided

V.M.

by (B) the Purchase Price. The parties acknowledge that the number of Settlement Shares to be issued pursuant to this Agreement is indeterminable as of the date of its execution, and could well exceed the current existing number of shares outstanding as of the date of its execution.

e. If at any time during the Valuation Period the Bid Price is below 90% of the Bid Price on the day before the Issuance Date, Company will immediately cause to be issued and delivered to The Fund via OTC or DWAC, such additional shares as may be required to effect the purposes of this Settlement Agreement (each, an "Additional Issuance"), subject to the limitation in the paragraph below.

4. Notwithstanding anything to the contrary contained herein, it is the intention of the parties that the Settlement Shares beneficially owned by The Fund at any given time shall not exceed the number of such shares that, when aggregated with all other shares of Company then beneficially owned by The Fund, or deemed beneficially owned by The Fund, would result in The Fund owning more than 4.99% of all of such Common Stock as would be outstanding on such date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder. In compliance therewith, the Company agrees to deliver the Initial Issuance and any Additional Issuances in one or more tranches.

5. Necessary Action. At all times after the execution of this Agreement and entry the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to effect and complete the transactions contemplated hereby.

6. Releases. Upon receipt of all of the Settlement Shares for and in consideration of the terms and conditions of this Agreement, and except for the obligations, representations and covenants arising or made hereunder or a breach hereof, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations or limited liability companies, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns (the "Released Parties"), of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Claims. Nothing contained herein shall be deemed to negate or affect The Fund's right and title to any securities heretofore issued to it by Company or any subsidiary of Company.

7. Representations. Company hereby represents, warrants and covenants to The Fund as follows:

a. The shares of Common Stock to be issued pursuant to the Order are duly authorized, and when issued will be duly and validly issued, unrestricted, fully paid and non-assessable, free and clear of all liens, encumbrances and preemptive and similar rights to subscribe for or purchase securities;

b. The shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;

c. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to the number of shares that could be issued pursuant to the terms of the Order and the shares will be exempt from registration under the Securities Act and issuable without any restrictive legend;

d. The Company has reserved from its duly authorized capital stock a number of shares of Common Stock at least equal to three times the number of shares that could be issued pursuant to the terms of the Order;

e. If at any time it appears reasonably likely that there may be insufficient authorized shares to fully comply with the Order, Company shall promptly increase its authorized shares to ensure its ability to timely comply with the Order;

f. The execution of this Agreement and performance of the Order by Company and The Fund will not (1) conflict with, violate or cause a breach or default under any agreements between Company and any creditor (or any affiliate thereof) related to the account receivables comprising the Claims, or (2) require any waiver, consent, or other action of the Company or any creditor, or their respective affiliates, that has not already been obtained;

g. Without limitation, the Company hereby waives any provision in any agreement related to the account receivables comprising the Claims requiring payments to be applied in a certain order, manner, or fashion, or providing for exclusive jurisdiction in any court other than this Court;

h. The Company has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement;

U.M.

i. The execution, delivery and performance of this Agreement by Company has been duly authorized by all requisite action on the part of Company (including a majority of its independent directors), and this Agreement has been duly executed and delivered by Company;

j. Company did not enter into the transaction giving rise to the Claims in contemplation of any sale or distribution of Company's common stock or other securities;

k. There has been no modification, compromise, forbearance, or waiver entered into or given with respect to the Claims. There is no action based on the Claims that is currently pending in any court or other legal venue, and no judgments based upon the Claims have been previously entered in any legal proceeding;

l. There are no taxes due, payable or withholdable as an incident of Seller's provision of goods and services, and no taxes will be due, payable or withholdable as a result of settlement. Neither Seller nor The Fund are or ever were directly or indirectly through one or more intermediaries in control, controlled by, or under common control with, the Company and neither Seller or The Fund are or ever were an affiliate of the Company as defined in Rule 144 promulgated under the Act;

m. To the best of its knowledge, Seller is not, directly or indirectly, utilizing any of the proceeds received from The Fund for selling the Claims to provide any consideration to or invest in any manner in the Company or any affiliate of the Company; Company has not received any notice (oral or written) from the SEC or Principal Market regarding a halt, limitation or suspension of trading in the Common Stock;

n. Seller will not, directly or indirectly, receive any consideration from or be compensated in any manner by, the Company, or any affiliate of the Company, in exchange for or in consideration of selling the Claims and the Company will not receive any proceeds from the sale of shares from seller or The Fund.

o. Company acknowledges that The Fund or its affiliates may from time to time, hold outstanding securities of the Company which may be issued or convertible in shares of the Company's common stock at a floating conversion rate tied to the current Market Price for the stock. The number of shares of Common Stock issuable pursuant to this Agreement may increase substantially in certain circumstances, including, but not necessarily limited to the circumstance wherein the trading price of the Common Stock declines during the Valuation Period. The Company's executive officers and directors have studied and fully understand the nature of the transaction contemplated by this Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded in its good faith business judgment that such transaction is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Settlement Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other shareholders of the Company. The Company further covenants that it will not effectuate or do a reverse split, until The Fund has sold all of the Common Stock due to it under the Settlement Agreement and The Fund has approved of the reverse split in writing.

8. Continuing Jurisdiction. In order to enable the Court to grant specific enforcement or other equitable relief in connection with this Agreement, (a) the parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement, and (b) each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

9. Conditions Precedent/Default. The following shall constitute a Default:

a. If Company shall default in promptly delivering the Settlement Shares to The Fund within five calendar days in the form and mode of delivery as required by this Agreement;

b. If the Company shall fail to comply with the Covenants set forth in this Agreement;

c. If Bankruptcy, dissolution, receivership, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company; or if the trading of the Common Stock shall have been halted, limited, or suspended by the SEC or on the Principal Market or if the trading value of the stock which is calculated by price multiplied by volume is less than twenty thousand dollars a day for three days during a one week period; or trading in securities generally on the Principal Market Shall have been suspended or limited or, minimum prices have been established for securities traded on the Principal Market or eligible for delivery via OTC or DWAC; or the Common Stock is not able to be delivered electronically within ten days of entering this Agreement; or there shall have been any material adverse change (i) in the Company's finances SEC or operations, or (ii) in the financial markets such that, in the sole discretion of The Fund, makes it impracticable or inadvisable to trade the Settlement Shares. Upon a Default under this Agreement, the Claim Amount shall increase by one hundred and fifty percent and an additional ten percent shall be added to the Discount. The Fund hereby warrants and represents

V.M.

to the Company that it has no intention of engaging in usury. Should any terms result in usury under applicable law, any and all such excess discounts or percentages shall be hereby waived by the Fund so this Agreement shall not be considered usurious under applicable law. The effects of any Default shall automatically apply upon the occurrence of the Default without the need for any party to give any notice or take any other action. The Fund need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind regarding a Default.

10. Information. Company and The Fund each represent that prior to the execution of this Agreement, they have fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly stated in this Agreement.

11. Ownership and Authority. Company and The Fund represent and warrant that they have not sold, assigned, transferred, conveyed or otherwise disposed of any or all of any claim, demand, right, or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is the binding obligation of each, enforceable in accordance with its terms.

12. No Admission. This Agreement is contractual and it has been entered into in order to compromise disputed claims and to avoid the uncertainty and expense of litigation. This Agreement and each of its provisions and any orders of the Court relating to it shall not be offered or received in evidence in any action, proceeding or otherwise used as an admission or concession as to the merits of the Action or the liability of any nature on the part of any of the parties hereto except to enforce its terms.

13. Binding Nature. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

14. Authority to Bind. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions provided in this Agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice in connection with the negotiation and execution of this Agreement, and that counsel has reviewed this Agreement.

15. Covenants. For so long as The Fund or any of its affiliates holds any shares of Common Stock, neither Company nor any of its affiliates shall vote any shares of Common Stock owned or controlled by it (unless voting in favor of a proposal approved by a majority of Company's Board of Directors), or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Company; in favor of (l) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Company or any of its subsidiaries, (2) a sale or transfer of a material amount of assets of Company or any of its subsidiaries, (3) any change in the present board of directors or management of Company, including any plans or proposals to change the number of term of directors or to fill any existing vacancies on the board, (4) any material change in the present capitalization or dividend policy of Company, (5) any other material change in Company's business or corporate structure, (6) a change in Company's charter, bylaws or instruments corresponding thereto (7) causing a class of securities of Defendant to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (8) causing a class of equity securities of Company to become eligible for termination of registration pursuant to Section 1 2 (g)(4) of the Securities Exchange Act of 1934 as amended, (9) terminating its Transfer Agent, (10) taking any action which would impede the purposes and objects of this Settlement Agreement or (ll) taking any action, intention, plan or arrangement similar to any of those enumerated above. The provisions of this paragraph may not be modified or waived without further order of the Court.

16.Indemnification. Company shall indemnify, defend and hold The Fund and its affiliates harmless with respect to all obligations of Company arising from or incident or related to this Agreement, including, without limitation, any claim or action brought derivatively or by any Seller or shareholder of Company.

17. Legal Effect. The parties to this Agreement represent that each of them has been advised as to the terms and legal effect of this Agreement and the Order provided for herein, and that the settlement and compromise stated herein is final and conclusive forthwith, subject to the conditions stated herein, and the attorney represents that his or her client has freely consented to and authorized this Agreement after have been so advised.

18. Waiver of Defense. Each party hereto waives a statement of decision, and the right to appeal from the Order after its entry. Company further waives any defense based on the rule against splitting causes of action. The prevailing party in any motion to enforce the Order shall be awarded its reasonable attorney fees and expenses in connection with such motion. Except as expressly set forth herein, each party shall bear its own attorneys' fees, expenses and costs.

19. Signatures. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

20. Choice of Law, Etc. Notwithstanding the place where this Agreement may be executed by either of the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of New York, applicable to agreements made and to be fully performed in the State of New York. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought exclusively and only in a Nevis Court located in Nevis, however, the Fund shall have the sole right to bring an action in the State of Florida.

21. Exclusivity. For a period of one hundred and eighty business days from the date of the execution of this Agreement, (a) Company and its representatives shall not directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any liabilities, or any financial transaction having an effect or result similar to the transactions contemplated hereby, and (b) The Fund shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.

22. Inconsistency. In the event of any inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

23. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of:

(a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

(b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

(c) the second business day after mailing by domestic or international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days' advance written notice similarly given to each of the other parties hereto):

Company:	kmaloney@qsinano.com
The Fund :	info@greenlightcapitaladvisor.com

IN WITNESS WHEREOF, the parties have duly executed this Settlement Agreement as of the date first indicated above.

Greenlight Capital Advisors, LLC

____
Authorized Signatory

QuantumSphere, Inc.

____
Name: Kevin D. Maloney
Title: President CEO

SCHEDULE A

CLAIMS

Seller	Amount
FRAXON Market Initiatives LLC	$425,000.00
Francis Poli	$276,015.78